Exhibit 10.48

TENNECO INC.
INCENTIVE DEFERRAL PLAN
(As Amended and Restated Effective as of January 1, 2018)

TENNECO INC. INCENTIVE DEFERRAL PLAN
(As Amended and Restated Effective as of January 1, 2018)
1.Purpose
Tenneco Inc., formerly known as Tenneco Automotive Inc. (“Tenneco”) previously adopted the Tenneco Automotive Inc. Incentive Deferral Plan, effective January 1, 2005 (the “Plan”). The Plan was amended and restated effective as of January 1, 2008 and, at that time, was renamed the “Tenneco Inc. Incentive Deferral Plan”. The Plan was further amended and restated effective as of August 1, 2013. The following provisions constitute an amendment, restatement and continuation of the Plan effective as of January 1, 2018. The purpose of the Plan is to provide directors and a select group of management or highly compensated employees of Tenneco and its subsidiaries and affiliates (hereinafter collectively referred to as the “Company”) an opportunity to defer compensation received by them from the Company in accordance with the terms and conditions set forth herein. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted and administered in accordance therewith.
2.    Adoption and Administration
The Plan shall be administered by the Compensation/Nominating/Governance Committee of the Board of Directors of Tenneco (the “Committee”). The Committee shall have the sole and complete authority and discretion to interpret the terms and provisions of the Plan and to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of the Plan, and to determine facts under the Plan as it shall from time to time deem advisable. The Committee may delegate to any committee or any other person such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe to the extent not prohibited by applicable law.
3.    Eligibility
Directors and executive incentive level U.S. participants in the Company’s annual performance bonus plan (currently known as the Tenneco Inc. Annual Incentive Plan) shall be eligible to participate in the Plan.
An employee who is eligible to participate in the Plan shall become a “Participant” upon the date that his or her Deferral Election (as defined below) first becomes effective. All directors who are not employees of the Company (“Outside Directors”) are eligible to participate in the Plan and an Outside Director shall become an “Outside Director Participant” upon the date that his or her Deferral Election first becomes effective.
For purposes of the Plan, a “Deferral Election” is a written election, filed by an eligible employee or Outside Director in accordance with rules and procedures established by the Committee, to defer compensation pursuant to Section 4 or Section 5, as applicable.

4.    Elections to Defer--Employees
An eligible employee will become a Participant by filing a Deferral Election to defer receipt of all or a specified portion of his or her annual bonus or incentive compensation (“Annual Incentive Compensation”) to be received with respect to a calendar year, provided that the Annual Incentive Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Annual Incentive Compensation that may be deferred under the Plan must qualify as performance-based compensation under Code Section 409A.
Except as provided herein, a Deferral Election must be made prior to June 30 of the calendar year for which the Annual Incentive Compensation will be awarded (or such earlier date specified by the Committee) and shall be irrevocable at such time as specified by the Committee, but in no event later than the applicable June 30. A employee who first becomes eligible to participate in the Plan shall have 30 days following the date on which he or she first becomes eligible to participate in the Plan to make a Deferral Election with respect to Annual Incentive Compensation to be awarded for that calendar year. Where the Deferral Election is made in the first year of eligibility but after the beginning of the performance period for the Annual Incentive Compensation, the Deferral Election (which shall be irrevocable when made) shall apply to no more than an amount equal to the total amount of the Annual Incentive Compensation for the performance period, multiplied by the ratio of the number of days remaining in the performance period after the Deferral Election is made over the total number of days in the performance period. Annual Incentive Compensation deferred under the Plan shall be referred to as the “Deferred Amounts”.
Each Deferral Election shall indicate whether the Annual Incentive Compensation credited to the Participant’s Deferred Compensation Account (described in Section 6 below) for a given calendar year shall be distributed to the Participant as a specified date in-service distribution or as a distribution upon termination of employment with the Company as described in Section 8(a), provided that the same distribution date shall be selected for all Deferred Amounts deferred for a given calendar year. If the Participant does not indicate in the Participant’s Deferral Election that his or her Deferred Amounts deferred for a given calendar year are to be distributed as a specified date in-service distribution, or if the Participant terminates employment with the Company prior to the date of his or her specified date in-service distribution, such Deferred Amounts shall be distributed to the Participant upon his or her termination of employment with the Company as described in Section 8(a).
5.    Elections to Defer--Outside Directors
An Outside Director will become an Outside Director Participant by filing a Deferral Election to defer receipt of all or a specified portion of his or her annual cash retainer fee or any other applicable cash fees (collectively, “Cash Fees”) with respect to a calendar year, subject to the terms of the Plan. Except as provided herein, a Deferral Election must be made prior to December 31 of the calendar year preceding the calendar year to which the Deferral Election will apply (or such earlier date specified by the Committee) and shall be irrevocable at such time as specified by the Committee, but in no event later than the applicable December 31. An Outside Director’s Deferral Election will remain in effect for subsequent calendar years unless and until modified by the Outside Director for a subsequent calendar year in accordance with the terms of the Plan and in accordance with rules and procedures established by the Committee.
A newly appointed or elected Outside Director shall have 30 days following his or her initial appointment or election as a director to make a Deferral Election with respect to his or her Cash Fees for services to be performed after the election and during the remainder of the calendar year of his or her initial appointment or election and any Deferral Election filed in accordance with this sentence shall be irrevocable when filed with the Committee.
All amounts credited to an Outside Director’s Deferred Compensation Account (described in Section 6 below) shall be distributed to the Outside Director upon his or her separation from service with the Company as described in Section 8(b).
6.    Establishment of Deferred Compensation Account
The Committee shall establish, or cause to be established, a memorandum account (a “Deferred Compensation Account”) on its books of the Company for each Participant and Outside Director Participant at the time the Participant’s or Outside Director’s Deferral Election first becomes effective. Deferrals under Section 4 and Section 5 shall be credited to the Deferred Compensation Account of the respective Participant or Outside Director Participant for a given calendar year as of the day on which he or she would otherwise be entitled to receive the compensation. Any required withholding for taxes (e.g., Social Security taxes) on the Deferred Amount shall be made from other compensation of the Participant. Adjustments as provided in Section 7 shall be made to the Deferred Compensation Accounts.
7.    Adjustments to Deferred Compensation Accounts
The Company shall credit, or shall cause to be credited, the balance of each Deferred Compensation Account with an earnings factor equal to the amount such Deferred Compensation Account would have earned if it had been invested in the investment options listed below. A Participant or Outside Director Participant may select the investment option used to determine the earnings factor with respect to his or her Deferred Compensation Account and may change the selection at any time. More than one investment option may be selected in increments of at least one (1) percent. The Company reserves the right, in its sole discretion, to change, amend, add or remove investment options at any time and in any manner it deems appropriate without the consent of the Participants or Outside Director Participants. If a Participant or Outside Director Participant has not selected an investment option with respect to his or her Deferred Compensation Account, the Deferred Compensation Account shall be adjusted based on the earnings factor described in clause (a) below. The investment options used to determine the earnings factor are:

(a)	The prime rate of interest as reported by JPMorgan Chase Bank at the first day of each calendar month.

(b)
Tenneco stock index account — the amount of deferral will be invested in Tenneco stock equivalent unit account. Any investment in this account will be measured solely by the performance of Tenneco’s common stock (including dividends that will be reinvested). Amounts credited to this account will be settled either in cash or, if the Committee so elects, shares of Tenneco’s common stock and will be offered under Tenneco’s principal equity incentive plan then in effect. If settlement is to be in the form of shares of Tenneco common stock, such settlement shall be subject to all requirements of applicable law, the terms of Tenneco’s principal equity incentive plan from which the shares will be issued and the rules of any stock exchange on which the shares are listed.

(c)	The return under certain investment funds chosen by the Company from time to time in its sole discretion, which shall be communicated to the Participants and Outside Director Participants.
The Company is under no obligation to acquire or provide any of the investments designated by a Participant or Outside Director Participant, and any investments actually made by the Company will be made solely in its name and will remain its property. The crediting of an earnings factor shall occur so long as there is a balance in the Participant’s or Outside Director Participant’s Deferred Compensation Account regardless of whether the Participant or Outside Director Participant has separated from service.
8.    Time and Form of Payment

(a)
Subject to Section 8(c) below, a Participant’s Deferred Amount, if any, for any given calendar year, as adjusted pursuant to Section 7, shall be distributed in a single lump sum to the Participant, or the Participant’s beneficiary, within 60 days after the earlier to occur of:

(i)	the termination of the Participant’s employment, or

(ii)	the date specified for a specified date in-service distribution in the applicable Deferral Election made by the Participant, if any.

(b)
An Outside Director Participant’s Deferred Compensation Account, as adjusted pursuant to Section 7, shall be distributed in a single lump sum within 60 days after the Outside Director Participant’s separation from service with the Company.

(c)
For purposes of the Plan, the terms “terminated employment,” “termination of employment,” “separation from service,” and variations thereof, are intended to mean a “separation from service” under Code Section 409A.

(d)
Notwithstanding Section 8(a), with respect to any Participant who is a “specified employee” under Code Section 409A, distribution of such Participant’s Deferred Compensation Account upon a termination of employment shall be delayed until the earlier to occur of the Participant’s death or the date that is six months and one day following the Participant’s termination of employment.

(e)
A Participant may elect by filing a written election in accordance with procedures established by the Committee (a “Distribution Change Election”) to delay the specified date in-service distribution of all or a portion of any Deferred Amount credited to such Participant’s Deferred Compensation Account for a given calendar year to a subsequent time, provided that the Distribution Change Election is filed at least 12 months before the date the specified date in-service distribution is otherwise scheduled to be made. A Distribution Change Election that is filed in accordance with the preceding sentence shall not be effective until at least 12 months after it is filed with the Committee and shall defer distribution of such Deferred Amount for at least five years from the date distribution would otherwise have been made (but no later than the Participant’s termination of employment, except as otherwise provided in Section 7(c) above). A Participant’s Distribution Change Election shall be irrevocable when filed with the Committee. A Participant may not make more than one Distribution Change Election with respect to any Deferred Amount credited to such Participant’s Deferred Compensation Account for a given calendar year.
9.    Reports
The Committee shall provide a statement to Participants and Outside Director Participants quarterly concerning the status of his or her Deferred Compensation Account.
10.    Transferability of Interests
The rights and interests of each Participant and Outside Director Participant during the period of deferral shall be those of a general unsecured creditor except that such Participant’s or Outside Director Participant’s rights and interests may not be reached by the creditors of the Participant or Outside Director Participant or their beneficiaries, respectively, or anticipated, assigned, pledged, transferred or otherwise encumbered except in the event of the death of the Participant or Outside Director Participant, and then only by will or the laws of descent and distribution.
11.    Amendment, Suspension and Termination
Tenneco, at any time, through action of the Committee, may amend, suspend or terminate the Plan or any portion thereof in such manner and to such extent as it may deem advisable and in its best interests. No amendment, suspension or termination shall reduce the amount then credited to the Participant’s Deferred Compensation Account (other than as a result of future adjustments pursuant to Section 7).
12.    Unfunded Obligation
The Plan shall not be funded; no trust, escrow or other provisions shall be established to secure payments and distributions due under the Plan; and the Plan shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Code. Each Participant and Outside Director Participant shall be treated as a general, unsecured creditor at all times under the Plan, and shall have no rights to any specific assets of the Company. All amounts credited to the memorandum accounts of the Participants and Outside Director Participants will remain general assets of the Company and shall be payable solely from the general assets of the Company.

13.    No Right to Employment or Other Benefits
Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Company. Any compensation deferred and any payments or distributions made under this Plan shall not be included in creditable compensation in computing benefits under any employee benefit plan of the Company except to the extent expressly provided therein.
14.    Dispute Resolution
By participating in the Plan, each Participant and Outside Director Participant agrees that any dispute arising under the Plan shall be resolved by binding arbitration in Lake Forest, Illinois under the rules of the American Arbitration Association and that there will be no remedy besides the disputed deferred compensation amount in issue.
15.    Code Section 409A

(a)
Except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder, the time or schedule of any payment or distribution or amount scheduled to be paid or distributed pursuant to the Plan may not be accelerated.

(b)
The Plan and the benefits provided hereunder are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Committee intend to administer the Plan so that it will comply with the requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. None of Tenneco, its subsidiaries, its affiliates nor any of their respective directors, officers, employees or advisers shall be liable to any Participant or Outside Director Participant (or any other individual claiming a benefit through a Participant or Outside Director Participant) for any tax, interest or penalties the Participant or Outside Director Participant may owe as a result of participation in the Plan, and the Company shall have no obligation to indemnify or otherwise protect any Participant or Outside Director Participant from the obligation to pay any taxes pursuant to Code Section 409A.

IN WITNESS WHEREOF, Tenneco has caused the Plan to be executed on its behalf by its respective officers thereunder duly authorized, as of January 1, 2018.

TENNECO INC.

By: /s/	Gregg A. Bolt
Name:	Gregg A. Bolt
Title:	Senior Vice President Global Human Resources and Administration